Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Rocket Pharmaceuticals, Inc. on Form S3 (No. 333-253756) and Form S8 (Nos. 333-236946, 333-204501, 333-212308, 333-216892, 333-268908 and 333-223488) of our reports dated February 27, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, and the effectiveness of Rocket Pharmaceutical, Inc.’s internal control over financial reporting as of December 31, 2023, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

February 27, 2024